Plexus Corp.
Sixth Amendment To Credit Agreement

This Sixth Amendment to Credit Agreement (herein, the “Amendment”) is entered into as of June 30, 2005, by and among Plexus Corp., a Wisconsin corporation (the “Borrower”), the Subsidiaries listed on the signature pages hereof, as Guarantors, the several financial institutions listed on the signature pages hereof, as Lenders, and Harris N.A., as successor by merger to Harris Trust and Savings Bank, as Administrative Agent for the Lenders.

Preliminary Statements

A. The Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to a Credit Agreement dated as of October 22, 2003, as amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B. As a result of the requirements under GAAP that the Borrower periodically test goodwill for impairment, the Borrower has requested that the Lenders amend the definition of “Adjusted EBITDA” set forth in Section 5.1 of the Credit Agreement to exclude certain charges against income reflecting impairment of goodwill, and the Required Lenders have agreed to do so, all on the terms and conditions hereinafter set forth.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendment.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

1.1. Section 5.1 of the Credit Agreement is hereby amended by deleting the definition of “Adjusted EBITDA” set forth therein and replacing it with a new definition, to read in its entirety as follows:

“Adjusted EBITDA” means, with reference to any period, the sum of (a) EBITDA for such period, (b) without duplication of amounts included in clause (a), EBITDA of the Acquired Business subject of any Permitted Acquisition consummated during such period for that portion of such period prior to the consummation of such Permitted Acquisition, (c) one-time non-cash restructuring charges incurred during such period (but limited to such charges incurred during the fourth fiscal quarter of 2004 or the first or second fiscal quarters of 2005) as described in the Borrower’s presentation to the Lenders dated October 19, 2004 in an amount not to exceed $13,000,000 in the aggregate, (d) all non-cash restructuring and other non-recurring non-cash charges for such period other than those included within Adjusted EBITDA pursuant to another clause of this definition (not to exceed $20,000,000 in aggregate from July 13, 2004 through the Revolving Credit Termination Date), provided that, for the purposes of this clause (d), one-time charges representing accruals for Operating Lease payments shall be deemed by the parties hereto to be non-cash charges notwithstanding any contrary treatment of such charges under GAAP, and (e) non-cash charges of up to $35.2 million (subject to adjustments due to currency fluctuations which affect the Buyer’s goodwill accounts) which may be taken from time to time as a result of impairment charges arising from SFAS No. 142 (Goodwill and Other Intangible Assets) in connection with the Borrower’s goodwill.

Section 2. Conditions Precedent.

Upon the satisfaction of the following conditions precedent, this Amendment shall become effective as of and with effect from and after the date first above written:

2.1. The Borrower, the other Guarantors and the Required Lenders shall have executed and delivered this Amendment.

2.2. The Borrower shall have paid to the Administrative Agent for the ratable account of the Lenders an amendment fee in the amount of 0.05% of the aggregate Revolving Credit Commitments.

2.3. The Borrower shall have paid to the Administrative Agent such fees as are required to be paid pursuant to the terms of a letter between the Administrative Agent and the Borrower dated June 22, 2005.

Section 3. Representations.

In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof the representations and warranties set forth in Section 6 of the Credit Agreement as amended hereby are and shall be and remain true and correct (except that the representations contained in Section 6.5 of the Credit Agreement shall be deemed to refer to the most current financial statements of the Borrower delivered to the Lenders) and that the Borrower is in compliance with the terms and conditions of the Credit Agreement as amended hereby and no Default or Event of Default has occurred and is continuing under the Credit Agreement as amended hereby or shall result after giving effect to this Amendment.

Section 4. Miscellaneous.

4.1. The Borrower and the other Guarantors (collectively, the “Credit Parties”) have heretofore executed and delivered to the Lenders the Collateral Documents. The Credit Parties hereby acknowledge and agree that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Lenders thereunder, the obligations of the Borrower, and the other Guarantors thereunder, and the Liens created and provided for thereunder, remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2. By executing this Amendment in the place provided for that purpose below, each Guarantor hereby consents to the Amendment to the Credit Agreement as set forth herein and confirms that its obligations thereunder remain in full force and effect. Each Guarantor further agrees that the consent of such Guarantor to any further amendments to the Credit Agreement shall not be required as a result of this consent having been obtained.

4.3. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.4. The Borrower agrees to pay on demand all reasonable third party costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Administrative Agent.

4.5. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

[Signature Pages to Follow]

This Sixth Amendment to Credit Agreement is entered into as of June 30, 2005.

Borrower

Plexus Corp.

By /s/ George W.F. Setton

Name George W.F. Setton Title Corporate Treasurer and Chief Treasury Officer

Guarantors

Plexus Services Corp.

By	/s/ George W.F. Setton George W.F. Setton Treasurer

Plexus Intl. Sales & Logistics, LLC

By	/s/ George W.F. Setton George W.F. Setton Treasurer

Plexus QS, LLC

By	/s/ George W.F. Setton George W.F. Setton Treasurer

Plexus International Services, Inc.

By /s/ Angelo Ninivaggi

Name Angelo Ninivaggi Title President

PTL Information Technology Services Corp.

By /s/ Angelo Ninivaggi

Name Angelo Ninivaggi Title President

Lenders

Harris N.A., successor by merger to Harris Trust and Savings Bank, in its individual capacity as a Lender and as Administrative Agent

By /s/ Thad D. Rasche

Name Thad D. Rasche Title Vice President

LaSalle Bank National Association

By /s/ Lou D. Banach

Name Lou D. Banach Title Senior Vice President & Senior Banker

National City Bank

By /s/ Tiffany Cozzolino

Name Tiffany Cozzolino Title Vice President

The Bank of Tokyo — Mitsubishi, Ltd., Chicago Branch

By /s/ Tsuguyuki Umene

Name Tsuguyuki Umene

Title Deputy General Manager

Wells Fargo Bank, National Association

By /s/ Joan F. Kurate

Name Joan F. Kurate Title Vice President

Royal Bank of Canada

By	/s/ Suzanne Kaicher Name Suzanne Kaicher Title Attorney-In-Fact

Bank of America, N.A.

By /s/ Sugeet Manchanda Madan

Name Sugeet Manchanda Madan Title Senior Vice President

KeyBank National Association

By	/s/ Daniel DiMarco Name Daniel DiMarco Title Assistant Vice President

U.S. Bank National Association

By	/s/ Caroline V. Krider Name Caroline V. Krider Title Vice President and Senior Lender